Exhibit 99.1

NN, Inc. Announces Tim French as Senior Vice President and Chief Operating Officer

C-Suite Veteran Brings Decades of Manufacturing, Operations, and Business Transformation Expertise

FOR IMMEDIATE RELEASE

CHARLOTTE, N.C, August 10, 2023 – NN, Inc. (NASDAQ: NNBR), a global diversified industrial company that manufactures high-precision components and assemblies, today announced the appointment of Tim French, Senior Vice President and Chief Operating Officer, effective August 10, 2023. In this role, he is responsible for leading the company’s operations team of approximately 3,000 employees in six countries and helping generate significant business transformation. Mr. French brings 35 years of experience in manufacturing, operations, and business transformation. He will report directly to Harold Bevis, NN’s new President and Chief Executive Officer.
“Tim is an experienced leader and a business transformation veteran, having led several in his career," said Mr. Bevis. “I am excited to be partnering with Tim again as we have been very successful working together before. He is a strategic thinker and adds important depth to our already talented leadership team. His experience in manufacturing, operational excellence and discipline are critical to NN achieving its short-term and long-term goals.”
“I am thrilled to be partnering with Harold for the third time and joining NN,” said Mr. French. “The company is well known for manufacturing excellence and precision engineering, and there is tremendous potential given NN’s talent, expertise, and global customer base. I’m looking forward to joining the experienced leadership team to drive NN’s growth and transformation.”
Over the past 13 years Mr. French, a native of Ontario, Canada, has served in COO and CEO roles for manufacturers where he successfully led transformation initiatives ranging from operational, restructuring, lean manufacturing, and post-M&A integration with a track record for substantial improvement in operational efficiency improvements, cost reduction, and capital management. He began his leadership career as a plant manager and has worked in operational, management, and leadership roles in packaging, equipment, and industrial manufacturing. Mr. French holds an MBA from the University of Athabasca.
As a material inducement for Mr. French to enter employment with the Company, the Board of Directors approved the grant of the following inducement equity awards (collectively, the Inducement Awards), granted outside the Company’s stockholder-approved equity incentive plan, with a grant date of August 8, 2023: (i) 330,000 time-vesting restricted stock units (RSUs), which will vest ratably in one-fifth increments on each of the first five anniversaries of the grant date; and (ii) 560,000 performance-vesting RSUs (PSUs), 70,000 of which will be earned upon the Company’s average stock price meeting or exceeding a price of $ 4.00 per share over a period of 20 consecutive days, with an additional 70,000 PSUs being earned for each dollar increase to the average stock price thereafter, with a cap of $ 11.00, subject further to a five-year vesting period.
As a result of the Inducement Grants, the Company does not anticipate granting any further equity, as part of his annual compensation or otherwise, to Mr. French before 2028, and as such, the Inducement Awards, effectively serve as his 2023, 2024, 2025, 2026 and 2027 annual long-term incentive awards. The Company designed the Inducement Awards, in part, to (i) replace, in the case of the RSUs, the compensation forfeited by Mr. French when he joined NN, (ii) align, in case of the PSUs, the interests of Mr. French and the Company’s shareholders, as the equity is only earned as shareholders experience value creation, and (iii) prioritize retention of Mr. French through the entire five-year performance and vesting periods.

About NN, Inc.
NN, Inc., a global diversified industrial company, combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has facilities in North America, Europe, South America, and Asia. For more information about the company and its products, please visit www.nninc.com.

FORWARD-LOOKING STATEMENTS
Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These statements may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to NN, Inc. based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that are outside of management’s control and that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector; the impacts of pandemics, epidemics, disease outbreaks and other public health crises, including the COVID-19 pandemic, on our financial condition, business operations and liquidity; competitive influences; risks that current customers will commence or increase captive production; risks of capacity underutilization; quality issues; material changes in the costs and availability of raw materials; economic, social, political and geopolitical instability, currency fluctuation, and other risks of doing business outside of the United States; inflationary pressures and changes in the cost or availability of materials, supply chain shortages and disruptions, and the availability of labor; our dependence on certain major customers, some of whom are not parties to long-term agreements (and/or are terminable on short notice); the impact of acquisitions and divestitures; our ability to hire or retain key personnel; the level of our indebtedness; the restrictions contained in our debt agreements; our ability to obtain financing at favorable rates, if at all, and to refinance existing debt as it matures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; the impact of climate change on our operations; and cyber liability or potential liability for breaches of our or our service providers’ information technology systems or business operations disruptions. The foregoing factors should not be construed as exhaustive and should be read in conjunction with the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s filings made with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. The Company qualifies all forward-looking statements by these cautionary statements.

Contact:
Tim Peters
Media Contact
+1 773 318 7558
tim.peters@alphaadvgroup.com

Joseph Caminiti, CFA

Investor Relations Contact
joseph.caminiti@alpha-ir.com
+1 312 445 2864